Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE:
National Bancshares Corporation’s 1Q 2005 Report

ORRVILLE, Ohio, April 19, 2005 / PR NEWSWIRE / — National Bancshares Corporation (OTC: NBOH), the holding company of First National Bank (www.fnborrville.com) reported their first quarter earnings. Total assets increased by $3.6 million, or 1%, over March 31, 2004. This increase was mainly driven by a $4.7 million increase in total loans, which surpassed $200 million at the end of the first quarter of this year. Total deposits increased approximately $1.2 million, or less than 1%, over March 31, 2004. Demand deposits increased by over $8.8 million, or 25%, above the first quarter of last year, offset by a decrease in time deposits of $7.9 million, or 10%. Net income declined by approximately $300 thousand, or 37%, from the first quarter of 2004. This was primarily due to higher security gains realized in the first quarter of last year and higher operating costs during the first quarter of 2005.

“The first quarter of 2005 presented numerous challenges as well as new opportunities for us,” reported Charles Dolezal, President. “Although there continues to be a strong competitive environment in the markets served, we have seen a steady increase in our customer base at a number of our office locations.”

“After evaluating effectiveness and opportunities of current and new locations, we have decided to close our Massillon Marketplace Office on May 31, 2005,” continued Dolezal. “We believe the resources devoted to this office will be better utilized in other locations. Following this action, we took advantage of an opportunity to purchase a recently-vacated bank building on Burbank Road in the north end of Wooster. Activity is underway to have this full-service office operational by this summer, pending regulatory approval. Because of its location in a heavily-commercialized area, we will have the opportunity to expand our presence in the Wooster market and complement our Cleveland Road Office.”

“We are continuously evaluating our product offerings for additions and enhancements. We unveiled a new money market deposit product in the first quarter, offering a higher interest rate to customers with larger deposit balances. Our Free Checking account was enhanced with additional features and we introduced two new mortgage loan products designed to serve first-time homebuyers and low-to-moderate-income customers. We will soon be introducing an Overdraft Privilege Service followed by Online Bill Payment.”

National Bancshares Corporation’s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi, and Seville.

Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004. The company disclaims any obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS

	March 31, 2005	March 31, 2004
ASSETS:
Cash and due from banks	$11,340,868	$7,300,613
Federal funds sold	1,795,000	2,940,000

Total cash and cash equivalents	13,135,868	10,240,613
Interest bearing deposits with banks	—	999,411
Securities available for sale	57,769,810	60,335,512
Securities held to maturity	15,849,444	16,585,747
Federal bank stock	2,901,650	2,791,850
Total loans (excluding unearned income)	200,182,855	195,480,441
Less: allowance for loan losses	1,832,941	1,688,564

Loans, net	198,349,914	193,791,877
Accrued interest receivable	1,693,299	1,716,331
Premises and equipment	5,090,265	4,635,102
Other assets	8,747,999	8,859,771

TOTAL	$303,538,249	$299,956,214

LIABILITIES:
Deposits:
Demand	$44,311,660	$35,478,385
Savings and N.O.W.s	126,186,024	125,967,052
Time	71,166,197	79,046,778

Total deposits	241,663,881	240,492,215
Securities sold under repurchase agreements	4,193,687	2,758,650
Federal reserve note account	673,126	235,349
Federal Home Loan Bank advances	20,000,000	17,000,000
Accrued interest payable	454,282	471,352
Other liabilities	2,045,792	3,454,453

Total liabilities	269,030,768	264,412,019
SHAREHOLDERS’ EQUITY
Common Stock, without par value:
6,000,000 shares authorized and 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in-capital	4,689,800	4,689,800
Retained earnings	19,560,882	18,344,724
Accumulated other comprehensive income	(1,348)	2,251,524
Less: Treasury shares	(1,189,493)	(1,189,493)

Total shareholders’ equity	34,507,481	35,544,195

TOTAL	$303,538,249	$299,956,214

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
For Three Months Ended March 31, 2005 and March 31, 2004

	March 31, 2005	March 31, 2004
INTEREST & DIVIDEND INCOME:
Loans, including fees	$2,887,041	$2,681,508
Federal funds sold	8,059	2,538
Interest and dividends on investments
US government obligations	201,091	350,203
Obligations of states and political subdivisions	210,790	221,293
Other securities	521,310	521,024

Total interest & dividend income	3,828,291	3,776,566
INTEREST EXPENSE:
Deposits	628,426	578,246
Short term borrowings	13,404	2,764
Federal Home Loan Bank advances	222,439	190,014

Total interest expense	864,269	771,024

Net interest income	2,964,022	3,005,542
PROVISION FOR LOAN LOSSES	80,000	47,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,884,022	2,958,042
NONINTEREST INCOME	449,369	630,102
NONINTEREST EXPENSE:
Salaries and employee benefits	1,474,075	1,355,280
Net occupancy expense	187,992	170,027
Other expenses	1,026,528	931,525

Total noninterest expense	2,688,595	2,456,832

INCOME BEFORE INCOME TAXES	644,796	1,131,312
INCOME TAXES	123,997	301,314

NET INCOME	$520,799	$829,998

NET INCOME PER COMMON SHARE	$0.23	$0.37

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